Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the WiChorus, Inc. 2005 Stock Plan of our reports dated February 26, 2009, with respect to the consolidated financial statements and schedule of Tellabs, Inc. included in its Annual Report (Form 10-K) for the year ended January 2, 2009, and the effectiveness of internal control over financial reporting of Tellabs, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

December 21, 2009